PRESS RELEASE	FOR IMMEDIATE RELEASE

Five Star Bancorp Announces Quarterly and Annual Results
RANCHO CORDOVA, Calif. January 30, 2023 (GLOBE NEWSWIRE) – Five Star Bancorp (Nasdaq: FSBC) (the “Company” or “Five Star”), the holding company for Five Star Bank, today reported net income of $13.3 million for the three months ended December 31, 2022, as compared to $11.7 million for the three months ended September 30, 2022 and $11.3 million for the three months ended December 31, 2021. Net income for the year ended December 31, 2022 was $44.8 million, as compared to $42.4 million for the year ended December 31, 2021.
Financial Highlights
Performance highlights and other developments for the Company for the periods noted below included the following:
•Pre-tax net income, pre-tax, pre-provision net income, net income, and earnings per share were as follows for the periods indicated:

	Three months ended
(dollars in thousands, except share and per share data)	December 31, 2022	September 30, 2022	December 31, 2021
Pre-tax net income	$18,769	$16,534	$12,630
Pre-tax, pre-provision net income(1)	$20,019	$18,784	$14,130
Net income	$13,282	$11,704	$11,309
Basic earnings per common share	$0.77	$0.68	$0.66
Diluted earnings per common share	$0.77	$0.68	$0.66
Weighted average basic common shares outstanding	17,143,920	17,140,435	17,096,230
Weighted average diluted common shares outstanding	17,179,863	17,168,447	17,139,693
Shares outstanding at end of period	17,241,926	17,245,983	17,224,848

	Year ended
(dollars in thousands, except share and per share data)	December 31, 2022	December 31, 2021
Pre-tax net income	$62,858	$47,148
Pre-tax, pre-provision net income(1)	$69,558	$48,848
Net income	$44,801	$42,441
Basic earnings per common share	$2.61	$2.83
Diluted earnings per common share	$2.61	$2.83
Weighted average basic common shares outstanding	17,128,282	14,972,637
Weighted average diluted common shares outstanding	17,165,610	14,995,213
Shares outstanding at end of period	17,241,926	17,224,848
(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

•Loan and deposit growth was as follows at the dates indicated:

(dollars in thousands)	December 31, 2022	September 30, 2022	$ Change	% Change
Loans held for investment	$2,791,326	$2,582,978	$208,348	8.07%
Non-interest-bearing deposits	971,246	1,020,625	(49,379)	(4.84)%
Interest-bearing deposits	1,810,758	1,593,707	217,051	13.62%

(dollars in thousands)	December 31, 2022	December 31, 2021	$ Change	% Change
Loans held for investment	$2,791,326	$1,934,460	$856,866	44.29%
Loans held for investment, excluding Paycheck Protection Program ("PPP") loans(1)	2,791,326	1,912,336	878,990	45.96%
PPP loans	—	22,124	(22,124)	(100.00)%
Non-interest-bearing deposits	971,246	902,118	69,128	7.66%
Interest-bearing deposits	1,810,758	1,383,772	426,986	30.86%
(1) Loans held for investment, excluding PPP loans, is a non-GAAP measure. For reconciliation to the closest GAAP measure, loans held for investment, see table above.

•At December 31, 2022, the Company reported total loans held for investment, total assets, and total deposits of $2.8 billion, $3.2 billion, and $2.8 billion, respectively, as compared to $1.9 billion, $2.6 billion, and $2.3 billion, respectively, at December 31, 2021.

•The ratio of nonperforming loans to loans held for investment, or total loans at period end, decreased from 0.03% at December 31, 2021 to 0.01% at December 31, 2022.

•On December 15, 2022, the Company exercised its right of prepayment and redeemed subordinated notes with an aggregate principal amount of $28.8 million.
•The Company’s Board of Directors declared, and the Company subsequently paid, a cash dividend of $0.15 per share during the three months ended December 31, 2022.

•For the three months ended December 31, 2022, net interest margin was 3.83%, as compared to 3.86% for the three months ended September 30, 2022 and 3.67% for the three months ended December 31, 2021. For the year ended December 31, 2022, net interest margin was 3.75%, as compared to 3.64% for the year ended December 31, 2021.

•For the three months ended December 31, 2022, the Company's return on average assets (“ROAA”) was 1.70% and return on average equity (“ROAE”) was 21.50%, as compared to ROAA and ROAE of 1.60% and 19.35%, respectively, for the three months ended September 30, 2022, and 1.82% and 19.15%, respectively, for the three months ended December 31, 2021. For the year ended December 31, 2022, the Company's ROAA and ROAE were 1.57% and 18.80%, respectively, as compared to ROAA and ROAE of 1.86% and 22.49%, respectively, for the year ended December 31, 2021.

“While we focus on the future and maintaining a position of distinction and respect in the markets we serve, we proudly look back at 2022 as another outstanding year of consistent, sustainable financial performance. The bank achieved year-over-year growth in loans, a consistent shareholder dividend, and stable net interest margin. We managed expenses and executed on conservative underwriting practices, which continue to be foundational to our success,” said Five Star Bank President and Chief Executive Officer, James Beckwith.

“Five Star Bank consistently executes on client and community-focused initiatives, and in 2022, we received a Super Premier rating from Findley Reports, an IDC rating of three hundred out of three hundred, and a Bauer rating of ‘5’ stars. We were also awarded the prestigious 2021 Raymond James Community Bankers Cup, ranking in the top 10% of community banks in the nation. In 2022, our executives were awarded by the Sacramento Business Journal a C-Suite Award, a Women Who Mean Business honor, and a 40 Under 40 recognition. Being recognized as community leaders ensures Five Star Bank remains top-of-mind in the markets we serve as we continue to build-out our verticals. We are well-positioned to withstand an array of economic conditions as we enter 2023. I am humbled and proud of our team’s accomplishments and look forward to the future,” Beckwith concluded.

Summary Results

Three months ended December 31, 2022, as compared to three months ended September 30, 2022

The increase in the Company's net income from the three months ended September 30, 2022 to the three months ended December 31, 2022 was primarily due to a $1.6 million increase in net interest income driven by an increase in average loan balances and higher yields earned on interest-earning assets during the period, along with $0.2 million of growth in other income. The increase in average assets was largely the result of an increase in average loans held for investment and sale funded by increases in average interest-bearing deposits, subordinated debt and other borrowings, combined with an increase in average equity related to earnings during the period.

Three months ended December 31, 2022, as compared to three months ended December 31, 2021

The increase in the Company's net income from the three months ended December 31, 2021 to the three months ended December 31, 2022 was primarily due to an increase in net interest income of $7.8 million, driven by loan growth. This increase was partially offset by an increase in the provision for income taxes of $4.2 million and an increase in non-interest expense of $1.7 million due to operational growth. The increase in average assets was largely the result of an increase in average loans held for investment and sale funded by increases in average interest-bearing deposits, demand accounts, subordinated debt and other borrowings. The increase in average equity was primarily due to earnings growth, partially offset by an increase in accumulated other comprehensive loss period-over-period.

Year ended December 31, 2022, as compared to year ended December 31, 2021

The increase in the Company's net income from the year ended December 31, 2021 to the year ended December 31, 2022 was primarily due to an increase in net interest income of $25.5 million, driven by loan growth. This increase was partially offset by: (i) a $13.4 million increase in the provision for income taxes due to an increase in tax rates caused by the Company's transition from an S Corporation to a C Corporation during 2021; (ii) a $5.0 million increase in the provision for loan losses, largely due to loan growth; and (iii) a $4.6 million increase in non-interest expense due to operational growth. The increase in average assets was largely a result of an increase in average loans held for investment and sale, which was funded by an increase in average interest-bearing deposits, demand accounts, subordinated debt and other borrowings. The increase in average equity was primarily due to earnings growth, partially offset by an increase in accumulated other comprehensive loss year-over-year.
The following is a summary of the components of the Company’s operating results and performance ratios for the periods indicated:

	Three months ended
(dollars in thousands, except per share data)	December 31, 2022	September 30, 2022	$ Change	% Change
Selected operating data:
Net interest income	$29,135	$27,523	$1,612	5.86%
Provision for loan losses	1,250	2,250	(1,000)	(44.44)%
Non-interest income	1,601	1,433	168	11.72%
Non-interest expense	10,717	10,172	545	5.36%
Pre-tax net income	18,769	16,534	2,235	13.52%
Provision for income taxes	5,487	4,830	657	13.60%
Net income	$13,282	$11,704	$1,578	13.48%
Earnings per common share:
Basic	$0.77	$0.68	$0.09	13.24%
Diluted	$0.77	$0.68	$0.09	13.24%
Performance and other financial ratios:
ROAA	1.70%	1.60%
ROAE	21.50%	19.35%
Net interest margin	3.83%	3.86%
Cost of funds	1.16%	0.62%
Efficiency ratio	34.87%	35.13%

	Three months ended
(dollars in thousands, except per share data)	December 31, 2022	December 31, 2021	$ Change	% Change
Selected operating data:
Net interest income	$29,135	$21,358	$7,777	36.41%
Provision for loan losses	1,250	1,500	(250)	(16.67)%
Non-interest income	1,601	1,790	(189)	(10.56)%
Non-interest expense	10,717	9,018	1,699	18.84%
Pre-tax net income	18,769	12,630	6,139	48.61%
Provision for income taxes	5,487	1,321	4,166	315.37%
Net income	$13,282	$11,309	$1,973	17.45%
Earnings per common share:
Basic	$0.77	$0.66	$0.11	16.67%
Diluted	$0.77	$0.66	$0.11	16.67%
Performance and other financial ratios:
ROAA	1.70%	1.82%
ROAE	21.50%	19.15%
Net interest margin	3.83%	3.67%
Cost of funds	1.16%	0.16%
Efficiency ratio	34.87%	38.96%

	Year ended
(dollars in thousands, except per share data)	December 31, 2022	December 31, 2021	$ Change	% Change
Selected operating data:
Net interest income	$103,070	$77,611	$25,459	32.80%
Provision for loan losses	6,700	1,700	5,000	294.12%
Non-interest income	7,157	7,280	(123)	(1.69)%
Non-interest expense	40,669	36,043	4,626	12.83%
Pre-tax net income	62,858	47,148	15,710	33.32%
Provision for income taxes	18,057	4,707	13,350	283.62%
Net income	$44,801	$42,441	$2,360	5.56%
Earnings per common share:
Basic	$2.61	$2.83	$(0.22)	(7.77)%
Diluted	$2.61	$2.83	$(0.22)	(7.77)%
Performance and other financial ratios:
ROAA	1.57%	1.86%
ROAE	18.80%	22.49%
Net interest margin	3.75%	3.64%
Cost of funds	0.57%	0.19%
Efficiency ratio	36.90%	42.46%

Balance Sheet Summary

(dollars in thousands)	December 31, 2022	December 31, 2021	$ Change	% Change
Selected financial condition data:
Total assets	$3,227,159	$2,556,761	$670,398	26.22%
Cash and cash equivalents	259,991	425,329	(165,338)	(38.87)%
Total loans held for investment	2,791,326	1,934,460	856,866	44.29%
Total investments	119,744	153,753	(34,009)	(22.12)%
Total liabilities	2,974,334	2,321,715	652,619	28.11%
Total deposits	2,782,004	2,285,890	496,114	21.70%
Subordinated notes, net	73,606	28,386	45,220	159.30%
Total shareholders’ equity	252,825	235,046	17,779	7.56%

The increase in total assets from December 31, 2021 to December 31, 2022 was primarily due to a $856.9 million increase in total loans held for investment, partially offset by a $165.3 million decrease in cash and cash equivalents and a $34.0 million decrease in investments. The $856.9 million increase in total loans held for investment between December 31, 2021 and December 31, 2022 was a result of $1.4 billion in non-PPP loan originations, partially offset by $22.1 million in PPP loan forgiveness and payoffs received, and $491.7 million in non-PPP loan payoffs and paydowns.

The increase in total liabilities from December 31, 2021 to December 31, 2022 was primarily attributable to an increase in Federal Home Loan Bank of San Francisco ("FHLB") advances of $100.0 million, an increase in subordinated notes, net, of $45.2 million, and an increase in deposits of $496.1 million, largely due to increases in time deposits over $250 thousand, money market deposits, and non-interest-bearing deposits of $120.3 million, $161.0 million, and $69.1 million, respectively.
Total shareholders’ equity increased by $17.8 million from $235.0 million at December 31, 2021 to $252.8 million at December 31, 2022. The increase in total shareholders' equity from December 31, 2021 to December 31, 2022 was primarily a result of net income recognized of $44.8 million, partially offset by a net decline of $12.9 million in other comprehensive income and $15.3 million in cash distributions paid during the period.

Net Interest Income and Net Interest Margin

The following is a summary of the components of net interest income for the periods indicated:

	Three months ended
(dollars in thousands)	December 31, 2022	September 30, 2022	$ Change	% Change
Interest and fee income	$37,402	$31,646	$5,756	18.19%
Interest expense	8,267	4,123	4,144	100.51%
Net interest income	$29,135	$27,523	$1,612	5.86%
Net interest margin	3.83%	3.86%

	Three months ended
(dollars in thousands)	December 31, 2022	December 31, 2021	$ Change	% Change
Interest and fee income	$37,402	$22,253	$15,149	68.08%
Interest expense	8,267	895	7,372	823.69%
Net interest income	$29,135	$21,358	$7,777	36.41%
Net interest margin	3.83%	3.67%

	Year ended
(dollars in thousands)	December 31, 2022	December 31, 2021	$ Change	% Change
Interest and fee income	$117,918	$81,583	$36,335	44.54%
Interest expense	14,848	3,972	10,876	273.82%
Net interest income	$103,070	$77,611	$25,459	32.80%
Net interest margin	3.75%	3.64%

The following table shows the components of net interest income and net interest margin for the quarterly periods indicated:

	Three months ended
	December 31, 2022			September 30, 2022			December 31, 2021
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning deposits with banks	$200,395	$1,841	3.64%	$210,179	$1,145	2.16%	$330,825	$143	0.17%
Investment securities	117,364	643	2.17%	126,733	615	1.93%	160,315	541	1.34%
Loans held for investment and sale	2,703,865	34,918	5.12%	2,494,468	29,886	4.75%	1,815,627	21,569	4.71%
Total interest-earning assets	3,021,624	37,402	4.91%	2,831,380	31,646	4.43%	2,306,767	22,253	3.83%
Interest receivable and other assets, net	73,664			78,112			159,123
Total assets	$3,095,288			$2,909,492			$2,465,890

Liabilities and shareholders’ equity
Interest-bearing transaction accounts	$223,473	$174	0.31%	$213,926	$115	0.21%	$165,709	$42	0.10%
Savings accounts	136,753	247	0.72%	103,142	65	0.25%	84,290	21	0.10%
Money market accounts	1,060,597	3,652	1.37%	1,015,698	1,780	0.69%	957,030	351	0.15%
Time accounts	299,771	2,467	3.26%	208,678	857	1.63%	75,332	38	0.20%
Subordinated debt and other borrowings	114,858	1,727	5.96%	72,195	1,306	7.18%	28,376	443	6.20%
Total interest-bearing liabilities	1,835,452	8,267	1.79%	1,613,639	4,123	1.01%	1,310,737	895	0.27%
Demand accounts	997,815			1,041,222			914,821
Interest payable and other liabilities	17,002			14,687			5,988
Shareholders’ equity	245,019			239,944			234,344
Total liabilities & shareholders’ equity	$3,095,288			$2,909,492			$2,465,890

Net interest spread			3.12%			3.42%			3.56%
Net interest income/margin		$29,135	3.83%		$27,523	3.86%		$21,358	3.67%

Factors affecting interest income and yields

Interest income increased during the three months ended December 31, 2022, as compared to the three months ended September 30, 2022, due to the following:

•Rates. The average yields on interest-earning assets were 4.91% and 4.43% for the three months ended December 31, 2022 and September 30, 2022, respectively. The increase in yields period-over-period was primarily due to increases in yields earned on interest-earning deposits with banks, and increased yields earned on loans held for investment and sale originated in the current environment of rising interest rates.

•Volume. Average interest-earning assets increased by approximately $190.2 million period-over-period, driven by new loan originations during the three months ended December 31, 2022 which resulted in increases in the average daily balance of loans and contributed to the increase in interest income.

Interest income increased during the three months ended December 31, 2022, as compared to the three months ended December 31, 2021, due to the following:

•Rates. The average yields on interest-earning assets were 4.91% and 3.83% for the three months ended December 31, 2022 and December 31, 2021, respectively. The increase in yields period-over-period was primarily due to increases in yields earned on interest-earning deposits with banks and loans held for sale. Yields on the commercial real estate portfolio increased by 0.52% to 4.93% from 4.41% for the three months ended December 31, 2022 and December 31, 2021, respectively, due to increased rates on commercial real estate loans originated in the current rising rate environment.

•Volume. Average interest-earning assets increased by approximately $714.9 million period-over-period, primarily driven by new loan originations during the three months ended December 31, 2022 which resulted in increases in the average daily balance of loans and contributed to the increase in interest income.

Factors affecting interest expense and rates

Interest expense increased during the three months ended December 31, 2022, as compared to the three months ended September 30, 2022, due to the following:

•Rates. The average costs of interest-bearing liabilities were 1.79% and 1.01% for the three months ended December 31, 2022 and September 30, 2022, respectively. The increase in cost period-over-period was primarily due to increases in the rates paid on interest-bearing deposit accounts, with the most significant increases in rates paid on time and money market accounts. Rates on FHLB advances during the three months ended December 31, 2022 increased as compared to the three months ended September 30, 2022, but were offset by the rate paid on subordinated debt period-over-period. Additionally, the cost of funds increased from 0.62% for the quarter ended September 30, 2022 to 1.16% for the quarter ended December 31, 2022.

•Volume. Average interest-bearing liabilities increased by $221.8 million period-over-period, primarily driven by increases in average balances for time accounts and other borrowings, partially offset by the redemption of subordinated notes with an aggregate principal amount of $28.8 million.

Interest expense increased during the three months ended December 31, 2022, as compared to the three months ended December 31, 2021, due to the following:

•Rates. The average costs of interest-bearing liabilities were 1.79% and 0.27% for the three months ended December 31, 2022 and December 31, 2021, respectively. The increase in cost period-over-period was primarily due to increases in the rates paid on interest-bearing deposit accounts, with the most significant increases in rates paid on time and money market accounts. The rate paid on subordinated debt remained relatively consistent period-over-period, while FHLB advances had an average rate of 3.93% for the three months ended December 31, 2022, as compared to no FHLB advances for the three months ended December 31, 2021. Additionally, the cost of funds increased from 0.16% for the quarter ended December 31, 2021 to 1.16% for the quarter ended December 31, 2022.

•Volume. Average interest-bearing liabilities increased by $524.7 million period-over-period, primarily driven by increases in average balances for all types of interest-bearing deposit accounts, with the most substantial increases in time, money market, and interest-bearing transaction accounts period-over-period. Additionally, the issuance of $75.0 million of subordinated notes on August 17, 2022, combined with utilization of FHLB advances in the three months ended December 31, 2022, but not in the three months ended December 31, 2021, contributed to the increase in average interest-bearing liabilities period-over-period.

The following table shows the components of net interest income and net interest margin for the annual periods indicated:

	Year ended
	December 31, 2022			December 31, 2021
(dollars in thousands)	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning deposits with banks	$260,679	$3,696	1.42%	$346,522	$547	0.16%
Investment securities	131,353	2,427	1.85%	147,519	2,142	1.45%
Loans held for investment and sale	2,353,148	111,795	4.75%	1,637,280	78,894	4.82%
Total interest-earning assets	2,745,180	117,918	4.30%	2,131,321	81,583	3.83%
Interest receivable and other assets, net	99,946			148,830
Total assets	$2,845,126			$2,280,151

Liabilities and shareholders’ equity
Interest-bearing transaction accounts	$242,221	$425	0.18%	$155,163	$155	0.10%
Savings accounts	107,010	376	0.35%	74,402	74	0.10%
Money market accounts	995,048	6,476	0.65%	935,445	1,798	0.19%
Time accounts	203,392	3,646	1.79%	53,222	172	0.32%
Subordinated debt and other borrowings	61,533	3,925	6.38%	28,350	1,773	6.25%
Total interest-bearing liabilities	1,609,204	14,848	0.92%	1,246,582	3,972	0.32%
Demand accounts	982,915			835,834
Interest payable and other liabilities	14,709			8,984
Shareholders’ equity	238,298			188,751
Total liabilities & shareholders’ equity	$2,845,126			$2,280,151

Net interest spread			3.38%			3.51%
Net interest income/margin		$103,070	3.75%		$77,611	3.64%

Factors affecting interest income and yields

Interest income increased during the year ended December 31, 2022, as compared to the year ended December 31, 2021, due to the following:

•Rates. The average yields on interest-earning assets were 4.30% and 3.83% for the years ended December 31, 2022 and December 31, 2021, respectively. The increase in yields period-over-period was primarily due to increases in yields earned on loans held for sale and interest-earning deposits with banks.

•Volume. Average interest-earning assets increased by approximately $613.9 million period-over-period, driven by new loan originations, which drove increases in the average daily balance of loans for the year ended December 31, 2022 and contributed to the increase in interest income.

Factors affecting interest expense and rates

Interest expense increased during the year ended December 31, 2022, as compared to the year ended December 31, 2021, due to the following:

•Rates. The average costs of interest-bearing liabilities were 0.92% and 0.32% for the years ended December 31, 2022 and December 31, 2021, respectively. The increase in cost period-over-period was primarily due to increases in the rates paid on interest-bearing deposit accounts, with the most significant increases in rates paid on time and money market accounts, combined with an increase of 300 basis points on the rates paid on FHLB advances during the year ended December 31, 2022 as compared to the prior year. The rate paid on the new subordinated debt issuance remained relatively consistent with prior issuances. Additionally, the cost of funds increased from 0.19% for the year ended December 31, 2021 to 0.57% for the year ended December 31, 2022.

•Volume. Average interest-bearing liabilities increased by $362.6 million period-over-period, primarily driven by increases in average balances for all types of interest-bearing deposit accounts, with the most substantial increases in time, interest-bearing transaction, and money market accounts period-over-period. Additionally, the issuance of $75.0 million of subordinated notes due September 1, 2032 on August 17, 2022 contributed to the increase in average interest-bearing liabilities period-over-period.

Asset Quality

SBA PPP

All PPP loans had been forgiven or paid off by the borrower as of December 31, 2022.

Allowance for Loan Losses

At December 31, 2022, the Company’s allowance for loan losses was $28.4 million, as compared to $23.2 million at December 31, 2021. The $5.2 million increase is due to a $6.7 million provision for loan losses recorded during the twelve months ended December 31, 2022, offset by net charge-offs of $1.6 million during the same period. At December 31, 2022, the Company’s ratio of nonperforming loans to loans held for investment decreased from 0.03% at December 31, 2021 to 0.01%, primarily due to a decrease in the Company’s nonperforming commercial secured loans. Loans designated as substandard decreased to $0.4 million at December 31, 2022, from $10.6 million at December 31, 2021. This resulted in a net reduction of $0.2 million in reserves related to classified loans, offset by an increase in the provision for loan losses related to loan growth that occurred during 2022. There were no loans with doubtful risk grades at December 31, 2022 or December 31, 2021.

A summary of the allowance for loan losses by loan class is as follows:

	December 31, 2022		December 31, 2021
(dollars in thousands)	Amount	% of Total	Amount	% of Total
Real estate:
Commercial	$19,216	67.69%	$12,869	55.37%
Commercial land and development	54	0.19%	50	0.22%
Commercial construction	645	2.27%	371	1.60%
Residential construction	49	0.17%	50	0.22%
Residential	175	0.62%	192	0.83%
Farmland	644	2.27%	645	2.78%
Commercial:
Secured	6,975	24.57%	6,687	28.77%
Unsecured	116	0.41%	207	0.89%
Consumer and other	347	1.22%	889	3.82%
Unallocated	45	0.16%	1,111	4.78%
	28,266	99.57%	23,071	99.28%
Individually evaluated for impairment:
Commercial secured	123	0.43%	172	0.72%

Total allowance for loan losses	$28,389	100.00%	$23,243	100.00%

The ratio of allowance for loan losses to loans held for investment, or total loans at period end, was 1.02% at December 31, 2022, as compared to 1.20% at December 31, 2021. Excluding PPP loans, the ratios of the allowance for loan losses to loans held for investment were 1.02% and 1.22% at December 31, 2022 and December 31, 2021, respectively. The decline in the ratio of allowance for loan losses to loans held for investment period-over-period is primarily due to a decline in classified loans and improvement in the historical loss factors for the SBA portfolio during 2022. The ratio of the allowance for loan losses to loans held for investment, excluding PPP loans, is considered a non-GAAP financial measure. See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of our non-GAAP measures to the most directly comparable GAAP financial measure.

Beginning January 1, 2023, the Company will adopt Accounting Standards Update 2016-13 Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which replaces the current “incurred loss” model for recognizing credit losses with an “expected loss” model referred to as the Current Expected Credit Loss (“CECL”) model. Utilizing CECL may have an impact on our allowance for loan losses going forward and may result in a lack of comparability between 2022 and 2023 quarterly periods.

Non-interest Income

Three months ended December 31, 2022, as compared to the three months ended September 30, 2022

The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(dollars in thousands)	December 31, 2022	September 30, 2022	$ Change	% Change
Service charges on deposit accounts	$97	$132	$(35)	(26.52)%
Gain on sale of loans	637	548	89	16.24%
Loan-related fees	407	447	(40)	(8.95)%
FHLB stock dividends	193	152	41	26.97%
Earnings on bank-owned life insurance ("BOLI")	119	102	17	16.67%
Other income	148	52	96	184.62%
Total non-interest income	$1,601	$1,433	$168	11.72%

Gain on sale of loans. The increase in gain on sale of loans resulted primarily from an increase in the volume of loans sold. During the three months ended December 31, 2022, loans totaling $14.5 million were sold with an effective yield of 4.40% compared to the three months ended September 30, 2022, when loans totaling $10.5 million were sold with an effective yield of 5.20%.

Other income. The increase in other income resulted primarily from a $0.1 million gain recorded on a distribution received on an investment in a venture-backed fund, which did not occur during the three months ended September 30, 2022.

Three months ended December 31, 2022, as compared to the three months ended December 31, 2021
The following table presents the key components of non-interest income for the periods indicated:

	Three months ended
(dollars in thousands)	December 31, 2022	December 31, 2021	$ Change	% Change
Service charges on deposit accounts	$97	$116	$(19)	(16.38)%
Net gain on sale of securities	—	15	(15)	(100.00)%
Gain on sale of loans	637	1,072	(435)	(40.58)%
Loan-related fees	407	391	16	4.09%
FHLB stock dividends	193	102	91	89.22%
Earnings on BOLI	119	57	62	108.77%
Other income	148	37	111	300.00%
Total non-interest income	$1,601	$1,790	$(189)	(10.56)%

Gain on sale of loans. The decrease in gain on sale of loans related primarily to an overall decline in the effective yields on loans sold due to uncertainty surrounding the timing of rising interest rates during the three months ended December 31, 2022 compared to the three months ended December 31, 2021. During the three months ended December 31, 2022, approximately $14.5 million of loans were sold with an effective yield of 4.40%, as compared to approximately $9.7 million of loans sold with an effective yield of 9.38% during the three months ended December 31, 2021. Additionally, a $1.8 million consumer loan portfolio was sold for a net gain of approximately $0.2 million during the three months ended December 31, 2021, which did not occur during the three months ended December 31, 2022.

Other income. The increase in other income resulted primarily from a $0.1 million gain recorded on a distribution received on an investment in a venture-backed fund in the three months ended December 31, 2022, which did not occur during the three months ended December 31, 2021.

Year ended December 31, 2022, as compared to the year ended December 31, 2021
The following table presents the key components of non-interest income for the periods indicated:

	Year ended
(dollars in thousands)	December 31, 2022	December 31, 2021	$ Change	% Change
Service charges on deposit accounts	$467	$424	$43	10.14%
Net gain on sale of securities	5	724	(719)	(99.31)%
Gain on sale of loans	2,934	4,082	(1,148)	(28.12)%
Loan-related fees	2,207	1,306	901	68.99%
FHLB stock dividends	546	372	174	46.77%
Earnings on BOLI	412	237	175	73.84%
Other income	586	135	451	334.07%
Total non-interest income	$7,157	$7,280	$(123)	(1.69)%

Net gain on sale of securities. The decrease in net gain on sale of securities resulted primarily from the sale of approximately $47.1 million of municipal securities, U.S. government agency securities, and U.S. Treasuries during the year ended December 31, 2021, resulting in a $0.7 million gain, compared to the sale of approximately $1.5 million of municipal securities, resulting in a gain of $5.0 thousand during the year ended December 31, 2022.
Gain on sale of loans. The decrease in gain on sale of loans related primarily to an overall decline in the effective yields on loans sold due to uncertainty of the timing and magnitude of rising interest rates during the year ended December 31, 2022 compared to the year ended December 31, 2021. During the year ended December 31, 2022, approximately $50.8 million of loans were sold with an effective yield of 5.78%, as compared to approximately $41.4 million of loans sold with an effective yield of 9.46% during the year ended December 31, 2021. Additionally, a $1.8 million consumer loan portfolio was sold for a net gain of approximately $0.2 million during the year ended December 31, 2021, which did not occur during the year ended December 31, 2022.

Loan-related fees. The increase in loan-related fees was primarily a result of: (i) an increase of $0.6 million in swap referral fees; (ii) an increase of $0.2 million in program fees earned for loans originated and serviced by a third party; and (iii) a $0.2 million increase in fee income recognized in the year ended December 31, 2022 compared to the year ended December 31, 2021. These increases were partially offset by a decline of $0.1 million in loan referral income recognized during the year ended December 31, 2022 compared to the year ended December 31, 2021.
FHLB stock dividends. The increase in FHLB stock dividends primarily relates to an increase in FHLB Class B shares held for the year ended December 31, 2022 compared to the year ended December 31, 2021.

Earnings on BOLI. The increase in earnings on BOLI related primarily due to an additional BOLI policy purchased during the year ended December 31, 2022. Earnings on this policy were only recognized during the year ended December 31, 2022, and did not occur during the year ended December 31, 2021.

Other income. The increase in other income resulted primarily from a $0.4 million gain recorded on two distributions received on investments in two venture-backed funds during the year ended December 31, 2022, which did not occur during the year ended December 31, 2021.

Non-interest Expense

Three months ended December 31, 2022, as compared to the three months ended September 30, 2022

The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(dollars in thousands)	December 31, 2022	September 30, 2022	$ Change	% Change
Salaries and employee benefits	$5,698	$5,645	$53	0.94%
Occupancy and equipment	511	515	(4)	(0.78)%
Data processing and software	839	797	42	5.27%
Federal Deposit Insurance Corporation (“FDIC”) insurance	245	195	50	25.64%
Professional services	553	792	(239)	(30.18)%
Advertising and promotional	568	512	56	10.94%
Loan-related expenses	358	262	96	36.64%
Other operating expenses	1,945	1,454	491	33.77%
Total non-interest expense	$10,717	$10,172	$545	5.36%

Professional services. Professional services decreased, primarily as a result of $0.2 million of legal expenses incurred to support corporate organizational matters during the three months ended September 30, 2022, which did not recur in the three months ended December 31, 2022.
Other operating expenses. The increase in other operating expenses was primarily due to a $0.3 million increase related to previously unamortized subordinated debt issuance costs recognized within other operating expenses upon redemption of the subordinated notes in December 2022. The remainder of the increase related to expenses incurred for travel and fees paid for attendance of professional events, conferences, and other business-related events during the three months ended December 31, 2022, as compared to the three months ended September 30, 2022.

Three months ended December 31, 2022, as compared to the three months ended December 31, 2021
The following table presents the key components of non-interest expense for the periods indicated:

	Three months ended
(dollars in thousands)	December 31, 2022	December 31, 2021	$ Change	% Change
Salaries and employee benefits	$5,698	$5,209	$489	9.39%
Occupancy and equipment	511	544	(33)	(6.07)%
Data processing and software	839	656	183	27.90%
FDIC insurance	245	160	85	53.13%
Professional services	553	444	109	24.55%
Advertising and promotional	568	499	69	13.83%
Loan-related expenses	358	136	222	163.24%
Other operating expenses	1,945	1,370	575	41.97%
Total non-interest expense	$10,717	$9,018	$1,699	18.84%

Salaries and employee benefits. The increase in salaries and employee benefits was primarily a result of: (i) a $0.3 million increase in salaries, insurance, and benefits as a result of a 9.20% increase in headcount; (ii) a $0.6 million decrease in loan origination costs due to lower production; and (iii) a $0.1 million increase in bonus expense recognized during the three months ended December 31, 2022, as compared to the three months ended December 31, 2021. These increases were partially offset by a $0.6 million decline in commissions expense due to lower production during the three months ended December 31, 2022 compared to the three months ended December 31, 2021.

Data processing and software. Data processing and software increased, primarily due to: (i) increased usage of our digital banking platform; (ii) higher transaction volumes related to the increased number of loan and deposit accounts; and (iii) increased number of licenses required for new users on our loan origination and documentation system.
Professional services. Professional services increased, primarily due to increased audit and legal fees for services provided for the three months ended December 31, 2022 compared to the three months ended December 31, 2021.
Loan-related expenses. Loan-related expenses increased, primarily as a result of an overall increase in expenses incurred for insurance and taxes, loan legal fees, environmental reports, UCC fees, and inspections to support loan production in the three months ended December 31, 2022 compared to the three months ended December 31, 2021.
Other operating expenses. The increase in other operating expenses was primarily due to a $0.3 million increase related to previously unamortized subordinated debt issuance costs recognized as an other expense upon redemption of the subordinated notes in December 2022. The remainder of the increase related to: (i) $0.1 million of increased bank charges incurred related to correspondent bank and letter of credit fees incurred to support operations; (ii) $0.1 million of increased insurance expenses; and (iii) an overall increase in expenses incurred for travel and fees paid for attendance of professional events, conferences, and other business-related events during the three months ended December 31, 2022, as compared to the three months ended December 31, 2021.

Year ended December 31, 2022, as compared to the year ended December 31, 2021
The following table presents the key components of non-interest expense for the periods indicated:

	Year ended
(dollars in thousands)	December 31, 2022	December 31, 2021	$ Change	% Change
Salaries and employee benefits	$22,571	$19,825	$2,746	13.85%
Occupancy and equipment	2,059	1,938	121	6.24%
Data processing and software	3,091	2,494	597	23.94%
FDIC insurance	850	700	150	21.43%
Professional services	2,467	3,792	(1,325)	(34.94)%
Advertising and promotional	1,908	1,300	608	46.77%
Loan-related expenses	1,287	1,045	242	23.16%
Other operating expenses	6,436	4,949	1,487	30.05%
Total non-interest expense	$40,669	$36,043	$4,626	12.83%

Salaries and employee benefits. The increase in salaries and employee benefits was primarily a result of a $3.6 million increase in salaries, insurance, and benefits as a result of a 9.20% increase in headcount and a $0.2 million increase in commissions expense related to increased production during the year ended December 31, 2022, as compared to the year ended December 31, 2021. The increase was partially offset by an increase in loan origination costs of $1.0 million due to increased production during the year ended December 31, 2022, as compared to the year ended December 31, 2021.
Occupancy and equipment. The increase in occupancy and equipment was primarily the result of an overall increase in depreciation recognized for furniture, fixtures, and equipment that was purchased to support the 9.20% increase in headcount described above, combined with an overall increase in occupancy expenses period-over-period.

Data processing and software. The increase in data processing and software expenditures related primarily to: (i) increased usage of our digital banking platform; (ii) higher transaction volumes related to the increased number of loan and deposit accounts; and (iii) increased number of licenses required for new users on our loan origination and documentation system.

FDIC insurance. The increase in FDIC insurance related primarily to an increase in the FDIC assessment base and asset growth for the year ended December 31, 2022 compared to the year ended December 31, 2021.

Professional services. Professional services decreased, primarily as a result of expenses recognized during the year ended December 31, 2021 related to the increased audit, consulting, and legal costs incurred to support corporate organizational matters leading up to the Company's initial public offering in May 2021, which did not recur during the year ended December 31, 2022.

Advertising and promotional. The increase in advertising and promotional costs was primarily related to increases in business development, marketing, and sponsorship expenses due to more in-person participation in events held during the year ended December 31, 2022, as compared to the year ended December 31, 2021.

Loan-related expenses. The increase in loan-related expenses related primarily to: (i) $0.1 million of increased UCC filing fees to support consumer loans originated; and (ii) an overall increase in expenses incurred for insurance and taxes, loan legal fees, environmental reports, and inspections to support loan production for the year ended December 31, 2022 compared to the year ended December 31, 2021.

Other operating expenses. The increase in other operating expenses includes a $0.3 million increase related to previously unamortized subordinated debt issuance costs recognized as an other expense upon redemption of the subordinated notes in December 2022. The remainder of the increase related to: (i) $0.7 million for expenses incurred for travel and fees paid for attendance of professional events, conferences, and other business-related events; (ii) $0.3 million of increased bank charges incurred related to correspondent bank and letter of credit fees incurred to support operations; and (iii) $0.2 million of increased insurance expenses during the year ended December 31, 2022, as compared to the year ended December 31, 2021. The remainder of the change related to an overall increase in expenses to support the growth in customers period-over-period.

Provision for Income Taxes

Three months ended December 31, 2022, as compared to the three months ended September 30, 2022
Provision for income taxes for the quarter ended December 31, 2022 increased by $0.7 million, or 13.60%, to $5.5 million, as compared to $4.8 million for the quarter ended September 30, 2022, which was primarily due to the increase in taxable income recognized during the three months ended December 31, 2022.

Three months ended December 31, 2022, as compared to the three months ended December 31, 2021
Provision for income taxes increased by $4.2 million, or 315.37%, to $5.5 million for the three months ended December 31, 2022, as compared to $1.3 million for the three months ended December 31, 2021. This increase is due to an increase in taxable income, combined with an increase in the effective tax rate for each period, from 10.46% to 29.23% during the three months ended December 31, 2021 and December 31, 2022, respectively. The lower effective tax rate during the three months ended December 31, 2021 was driven by the Company's termination of its Subchapter S Corporation status as of May 5, 2021 and using a blended statutory rate of 20.77% during the three months ended December 31, 2021. The 20.77% tax rate was calculated using the statutory California tax rate of 3.50% and the federal and state statutory rate, net of federal benefit, of 29.56% based on the number of days the Company was each type of corporation during 2021.
Year ended December 31, 2022, as compared to year ended December 31, 2021
Provision for income taxes increased by $13.4 million, or 283.62%, to $18.1 million for the year ended December 31, 2022, as compared to $4.7 million for the year ended December 31, 2021. This increase is due to an increase in taxable income, combined with an increase in the effective tax rate for each period, from 9.98% to 28.73% during the years ended December 31, 2021 and December 31, 2022, respectively. The lower tax rate used during the year ended December 31, 2021 was the result of the Company's termination of its Subchapter S Corporation status as of May 5, 2021.
Webcast Details
Five Star Bancorp will host a webcast on Tuesday, January 31, 2023, at 1:00 p.m. ET (10:00 a.m. PT), to discuss its fourth quarter and annual results. To view the live webcast, visit the “News & Events” section of the Company’s website under “Events” at https://investors.fivestarbank.com/news-events/events. The webcast will be archived on the Company’s website for a period of 90 days.
About Five Star Bancorp
Five Star is a bank holding company headquartered in Rancho Cordova, California. Five Star operates through its wholly owned banking subsidiary, Five Star Bank. Five Star has seven branches and one loan production office in Northern California.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results, and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate, or imply future results, performance, or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on the Company’s expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties, which change over time, and other factors which could cause actual results to differ materially from those currently anticipated. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the Company. If one or more of the factors affecting the Company’s forward-looking information and statements proves incorrect, then the Company’s actual results, performance, or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this press release. Therefore, the Company cautions you not to place undue reliance on the Company’s forward-looking information and statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 under the section entitled “Risk Factors,” and other documents filed by the Company with the Securities and Exchange Commission from time to time.

The Company disclaims any duty to revise or update the forward-looking statements, whether written or oral, to reflect actual results or changes in the factors affecting the forward-looking statements, except as specifically required by law.

Condensed Financial Data (Unaudited)

	Three months ended
(dollars in thousands, except share and per share data)	December 31, 2022	September 30, 2022	December 31, 2021
Revenue and Expense Data
Interest and fee income	$37,402	$31,646	$22,253
Interest expense	8,267	4,123	895
Net interest income	29,135	27,523	21,358
Provision for loan losses	1,250	2,250	1,500
Net interest income after provision	27,885	25,273	19,858
Non-interest income:
Service charges on deposit accounts	97	132	116
Gain on sale of securities	—	—	15
Gain on sale of loans	637	548	1,072
Loan-related fees	407	447	391
FHLB stock dividends	193	152	102
Earnings on BOLI	119	102	57
Other income	148	52	37
Total non-interest income	1,601	1,433	1,790
Non-interest expense:
Salaries and employee benefits	5,698	5,645	5,209
Occupancy and equipment	511	515	544
Data processing and software	839	797	656
FDIC insurance	245	195	160
Professional services	553	792	444
Advertising and promotional	568	512	499
Loan-related expenses	358	262	136
Other operating expenses	1,945	1,454	1,370
Total non-interest expense	10,717	10,172	9,018
Total income before taxes	18,769	16,534	12,630
Provision for income taxes	5,487	4,830	1,321
Net income	$13,282	$11,704	$11,309

Comprehensive Income
Net income	$13,282	$11,704	$11,309
Net unrealized holding loss on securities available-for-sale during the period	3,714	(4,718)	(762)
Reclassification adjustment for net realized gains included in net income	—	—	(15)
Income tax benefit related to other comprehensive loss	1,098	(1,395)	(231)
Other comprehensive loss	2,616	(3,323)	(546)
Total comprehensive income	$15,898	$8,381	$10,763

Share and Per Share Data
Earnings per common share:
Basic	$0.77	$0.68	$0.66
Diluted	$0.77	$0.68	$0.66
Book value per share	$14.66	$13.87	$13.65
Tangible book value per share(1)	$14.66	$13.87	$13.65
Weighted average basic common shares outstanding	17,143,920	17,140,435	17,096,230
Weighted average diluted common shares outstanding	17,179,863	17,168,447	17,139,693
Shares outstanding at end of period	17,241,926	17,245,983	17,224,848

Credit Quality
Allowance for loan losses to period end nonperforming loans	7,027.38%	6,483.87%	3,954.30%
Nonperforming loans to loans held for investment	0.01%	0.02%	0.03%
Nonperforming assets to total assets	0.01%	0.01%	0.02%
Nonperforming loans plus performing TDRs to loans held for investment	0.01%	0.02%	0.03%
COVID-19 deferments to loans held for investment	—%	—%	0.63%

Selected Financial Ratios
ROAA	1.70%	1.60%	1.82%
ROAE	21.50%	19.35%	19.15%
Net interest margin	3.83%	3.86%	3.67%
Loan to deposit	100.67%	99.22%	85.09%

(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

	Year ended
(dollars in thousands, except share and per share data)	December 31, 2022	December 31, 2021
Revenue and Expense Data
Interest and fee income	$117,918	$81,583
Interest expense	14,848	3,972
Net interest income	103,070	77,611
Provision for loan losses	6,700	1,700
Net interest income after provision	96,370	75,911
Non-interest income:
Service charges on deposit accounts	467	424
Gain on sale of securities	5	724
Gain on sale of loans	2,934	4,082
Loan-related fees	2,207	1,306
FHLB stock dividends	546	372
Earnings on BOLI	412	237
Other income	586	135
Total non-interest income	7,157	7,280
Non-interest expense:
Salaries and employee benefits	22,571	19,825
Occupancy and equipment	2,059	1,938
Data processing and software	3,091	2,494
FDIC insurance	850	700
Professional services	2,467	3,792
Advertising and promotional	1,908	1,300
Loan-related expenses	1,287	1,045
Other operating expenses	6,436	4,949
Total non-interest expense	40,669	36,043
Total income before taxes	62,858	47,148
Provision for income taxes	18,057	4,707
Net income	$44,801	$42,441

Comprehensive Income
Net income	$44,801	$42,441
Net unrealized holding loss on securities available-for-sale during the period	(18,291)	(1,475)
Reclassification adjustment for net realized gains included in net income	(5)	(724)
Income tax benefit related to other comprehensive loss	(5,408)	(288)
Other comprehensive loss	(12,888)	(1,911)
Total comprehensive income	$31,913	$40,530

Share and Per Share Data
Earnings per common share:
Basic	$2.61	$2.83
Diluted	$2.61	$2.83
Book value per share	$14.66	$13.65
Tangible book value per share(1)	$14.66	$13.65
Weighted average basic common shares outstanding	17,128,282	14,972,637
Weighted average diluted common shares outstanding	17,165,610	14,995,213
Shares outstanding at end of period	17,241,926	17,224,848

Credit Quality
Allowance for loan losses to period end nonperforming loans	7,027.38%	3,954.30%
Nonperforming loans to loans held for investment	0.01%	0.03%
Nonperforming assets to total assets	0.01%	0.02%
Nonperforming loans plus performing TDRs to loans held for investment	0.01%	0.03%
COVID-19 deferments to loans held for investment	—%	0.63%

Selected Financial Ratios
ROAA	1.57%	1.86%
ROAE	18.80%	22.49%
Net interest margin	3.75%	3.64%
Loan to deposit	100.67%	85.09%

(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

(dollars in thousands)	December 31, 2022	September 30, 2022	December 31, 2021
Balance Sheet Data
Cash and due from banks	$32,561	$33,280	$136,074
Interest-bearing deposits in banks	227,430	284,389	289,255
Time deposits in banks	9,849	10,216	14,464
Securities - available-for-sale, at fair value	115,988	114,041	148,807
Securities - held-to-maturity, at amortized cost	3,756	3,764	4,946
Loans held for sale	9,416	11,015	10,671
Loans held for investment	2,791,326	2,582,978	1,934,460
Allowance for loan losses	(28,389)	(27,838)	(23,243)
Loans held for investment, net of allowance for loan losses	2,762,937	2,555,140	1,911,217
FHLB stock	10,890	10,890	6,723
Operating leases, right-of-use asset	3,981	4,227	—
Premises and equipment, net	1,605	1,694	1,773
BOLI	14,669	14,550	11,203
Interest receivable and other assets	34,077	31,364	21,628
Total assets	$3,227,159	$3,074,570	$2,556,761

Non-interest-bearing deposits	$971,246	$1,020,625	$902,118
Interest-bearing deposits	1,810,758	1,593,707	1,383,772
Total deposits	2,782,004	2,614,332	2,285,890
Subordinated notes, net	73,606	102,028	28,386
FHLB advances	100,000	105,000	—
Operating lease liability	4,243	4,492	—
Interest payable and other liabilities	14,481	9,460	7,439
Total liabilities	2,974,334	2,835,312	2,321,715

Common stock	219,543	219,286	218,444
Retained earnings	46,736	36,042	17,168
Accumulated other comprehensive loss, net	(13,454)	(16,070)	(566)
Total shareholders’ equity	$252,825	$239,258	$235,046
Total liabilities and shareholders' equity	$3,227,159	$3,074,570	$2,556,761

Quarterly Average Balance Sheet Data
Average loans held for investment and sale	$2,703,865	$2,494,468	$1,815,627
Average interest-earning assets	$3,021,624	$2,831,380	$2,306,767
Average total assets	$3,095,288	$2,909,492	$2,465,890
Average deposits	$2,718,409	$2,582,666	$2,197,182
Average total equity	$245,019	$239,944	$234,344

Capital Ratio Data
Total shareholders’ equity to total assets	7.83%	7.78%	9.19%
Tangible shareholders’ equity to tangible assets(1)	7.83%	7.78%	9.19%
Total capital (to risk-weighted assets)	12.46%	13.94%	13.98%
Tier 1 capital (to risk-weighted assets)	8.99%	9.21%	11.44%
Common equity Tier 1 capital (to risk-weighted assets)	8.99%	9.21%	11.44%
Tier 1 leverage ratio	8.60%	8.66%	9.47%

(1) See the section entitled “Non-GAAP Reconciliation (Unaudited)” for a reconciliation of this non-GAAP financial measure.

Non-GAAP Reconciliation (Unaudited)

The Company uses financial information in its analysis of the Company’s performance that is not in conformity with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes that these non-GAAP financial measures provide useful information to management and investors that is supplementary to the Company’s financial condition, results of operations, and cash flows computed in accordance with GAAP. However, the Company acknowledges that its non-GAAP financial measures have a number of limitations. As such, investors should not view these disclosures as a substitute for results determined in accordance with GAAP. Additionally, these non-GAAP measures are not necessarily comparable to non-GAAP financial measures that other banking companies use. Other banking companies may use names similar to those the Company uses for the non-GAAP financial measures the Company discloses, but may calculate them differently. Investors should understand how the Company and other companies each calculate their non-GAAP financial measures when making comparisons.
Tangible shareholders’ equity to tangible assets is defined as total equity less goodwill and other intangible assets, divided by total assets less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholders’ equity to total assets. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible shareholders’ equity to tangible assets is the same as total shareholders’ equity to total assets at the end of each of the periods indicated.
Tangible book value per share is defined as total shareholders’ equity less goodwill and other intangible assets, divided by the outstanding number of common shares at the end of the period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets at the end of any period indicated. As a result, tangible book value per share is the same as book value per share at the end of each of the periods indicated.

Pre-tax, pre-provision net income is defined as net income plus provision for income taxes and provision for loan losses. The most directly comparable GAAP measure is pre-tax net income.
Allowance for loan losses to total loans held for investment, excluding PPP loans, is defined as allowance for loan losses, divided by total loans held for investment less PPP loans. The most directly comparable GAAP financial measure is allowance for loan losses to total loans held for investment.
The following reconciliation tables provide a more detailed analysis of these non-GAAP financial measures.

	Three months ended
Pre-tax, pre-provision net income (dollars in thousands)	December 31, 2022	September 30, 2022	December 31, 2021
Net income	$13,282	$11,704	$11,309
Add: provision for income taxes	5,487	4,830	1,321
Add: provision for loan losses	1,250	2,250	1,500
Pre-tax, pre-provision net income	$20,019	$18,784	$14,130

	Year ended
Pre-tax, pre-provision net income (dollars in thousands)	December 31, 2022	December 31, 2021
Net income	$44,801	$42,441
Add: provision for income taxes	18,057	4,707
Add: provision for loan losses	6,700	1,700
Pre-tax, pre-provision net income	$69,558	$48,848

Total loans held for investment, excluding PPP loans (dollars in thousands)	December 31, 2022	December 31, 2021
Total loans held for investment	$2,791,326	$1,934,460
Less: PPP loans	—	22,124
Total loans held for investment, excluding PPP loans	$2,791,326	$1,912,336

Allowance for loan losses to total loans held for investment, excluding PPP loans (dollars in thousands)	December 31, 2022	December 31, 2021
Allowance for loan losses (numerator)	$28,389	$23,243
Total loans held for investment	$2,791,326	$1,934,460
Less: PPP loans	—	22,124
Total loans held for investment, excluding PPP loans (denominator)	$2,791,326	$1,912,336
Allowance for loan losses to total loans held for investment, excluding PPP loans	1.02%	1.22%

Media Contact:
Heather Luck, CFO
Five Star Bancorp
(916) 626-5008
hluck@fivestarbank.com
Shelley Wetton, CMO
Five Star Bancorp
(916) 284-7827
swetton@fivestarbank.com